                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                                 SCHEDULE 13G
                                (Rule 13d-102)

            INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
          TO RULES 13d-1(b)(c), and (d) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13d-2(b)
                          (Amendment No. _________)*


                               ONEMAIN.COM, INC.
                               -----------------
                               (Name of Issuer)

                        COMMON STOCK, $0.001 par value
                        ------------------------------
                        (Title of Class of Securities)

                                   68267P109
                                --------------
                                (CUSIP Number)

                                March 31, 1999
            -------------------------------------------------------
            (Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[_] Rule 13d-1(b)
[X] Rule 13d-1(c)
[_] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13G

-------------------                                   -------------------------
CUSIP No. 68267P109                                    Page 2 of 5 Pages
-------------------                                   -------------------------


1 NAME OF REPORTING PERSON
  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONs [ENTITIES ONLY]

  Jonathan J. Ledecky

------------------------------------------------------------------------------
2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                    (a) [_]
                                                                       (b) [_]

------------------------------------------------------------------------------
3 SEC USE ONLY

------------------------------------------------------------------------------
4 CITIZENSHIP OR PLACE OF ORGANIZATION

  U.S.A.
------------------------------------------------------------------------------
                               5  SOLE VOTING POWER

        NUMBER OF                 2,200,000
                        ------------------------------------------------------
         SHARES                6  SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                  N/A
                        ------------------------------------------------------
          EACH                 7  SOLE DISPOSITIVE POWER
       REPORTING
         PERSON                   2,200,000
                        ------------------------------------------------------
          WITH                 8  SHARED DISPOSITIVE POWER

                                  N/A
                        ------------------------------------------------------
9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

  2,200,000
------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

------------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   10.1%
------------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   IN
------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13G

-------------------                                   -------------------------
CUSIP No. 68267P109                                    Page 3 of 5 Pages
-------------------                                   -------------------------

Item 1.

  (a) Name of Issuer: OneMain.com, Inc.

  (b) Address of Issuer's Principal Executive Offices:
      8150 Leesburg Pike, Suite 622
      Vienna, VA  22182

Item 2.

  (a) Name of Person Filing: Jonathan J. Ledecky

  (b) Address of Principal Business Office or, if none, Residence:
      800 Connecticut Avenue, NW
      Washington, D.C. 20006

  (c) Citizenship:   United States of America

  (d) Title of Class of Securities:  Common Stock

  (e) CUSIP Number: 68267P109

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

  (a) [_]  Broker or Dealer registered under Section 15 of the Act
  (b) [_]  Bank as defined in section 3(a)(6) of the Act
  (c) [_]  Insurance company as defined in section 3(a)(19) of the Act
  (d) [_] Investment Company registered under section 8 of the Investment Company Act
  (e) [_] Investment Adviser registered under section 203 of the Investment Advisers Act of 1940
  (f) [_] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Section 240.13d-1(b)(1)(ii)(F)
  (g) [_]  Parent Holding Company, in accordance with Section 240.13d-
           1(b)(ii)(G)
  (h) [_]  Group, in accordance with Section 240.13d-1(b)(1)(ii)(H)

Item 4. Ownership

  (a) Amount beneficially owned:   2,200,000 shares

  (b) Percent of class:            10.1%

  (c) Number of shares as to which such person has:

      (i) Sole power to vote or to direct the vote                   2,200,000
                                                                  -------------
     (ii) Shared power to vote or to direct the vote                    -0-
                                                                  --------------
    (iii) Sole power to dispose or direct the disposition of         2,200,000
                                                                  -------------
     (iv) Shared power to dispose or direct the disposition of          -0-
                                                                  -------------

                                  SCHEDULE 13G

-------------------                                   -------------------------
CUSIP No. 68267P109                                    Page 4 of 5 Pages
-------------------                                   -------------------------


Item 5. Ownership of Five Percent or Less of a Class


  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities check the following [_].

Item 6. Ownership of More than Five Percent on Behalf of Another Person.

  Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

  Not applicable.

Item 8. Identification and Classification of Members of the Group

  Not applicable.

Item 9. Notice of Dissolution of Group

  Not applicable.

Item 10. Certification

  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                  SCHEDULE 13G

-------------------                                   -------------------------
CUSIP No. 68267P109                                    Page 5 of 5 Pages
-------------------                                   -------------------------


                                   SIGNATURE

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:  April 9, 1999                     By:   /s/ Jonathan J. Ledecky
                                                _______________________
                                                Jonathan J. Ledecky